Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Blue Ridge Bankshares, Inc. of our report dated March 10, 2023, relating to the consolidated financial statements of Blue Ridge Bankshares, Inc. and Subsidiaries, appearing in Annual Report on Form 10-K of Blue Ridge Bankshares, Inc. for the year ended December 31, 2022.

/s/ Elliott Davis, PLLC

Raleigh, North Carolina
June 21, 2023